Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Acquires 19 BURGER KING® Restaurants in Indiana and Michigan
SYRACUSE, N.Y. – (Globenewswire) – July 8, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced that it recently acquired 19 BURGER KING® restaurants in Indiana and Michigan.
Daniel T. Accordino, the Chairman and Chief Executive Officer of Carrols, commented, “As we have stated previously, with our Adjusted Leverage Ratio (as defined in our senior credit facility) below four times, we have been pursuing opportunistic bolt-on transactions to grow our overall portfolio. These 19 restaurants, which were acquired in two separate transactions, constitute our first multi-restaurant acquisitions in more than two years and increase our store count in two large Midwestern states where we already have a significant presence. Importantly, we believe that we can improve upon the average sales volume of these restaurants and increase their margins over time as we integrate them into our existing operations.”
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,029 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.